Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6108 Fax 913 696 6116 News Release

Yellow Corporation Provides Quarter-To-Date Operating Data for Third Quarter 2021

OVERLAND PARK, Kan., September 9, 2021 — Yellow Corporation (NASDAQ: YELL) reported certain operating metrics for the first two months of third quarter 2021.

For Yellow less-than-truckload (LTL), the percent change 2021 from 2020:

	Shipments per Workday	Weight per Shipment	Tonnage per Workday	Revenue per Hundredweight (a)	Revenue per Shipment (a)
July	(3.9)%	(1.9)%	(5.7)%	19.4%	17.1%
August	(6.4)%	(2.2)%	(8.5)%	22.5%	19.9%
QTD	(5.2)%	(2.0)%	(7.1)%	20.9%	18.5%
(a)
Includes fuel surcharge

“We continue executing our yield strategy to ensure the optimum level of freight is flowing through the network,” said Darren Hawkins, Chief Executive Officer. “Our plan is to grow the business and we are confident that our transformation to One Yellow positions us for long-term tonnage growth. Extraordinarily tight LTL capacity with ongoing high demand matched by limits in the U.S. labor pool reinforces our near-term strategy of focusing on yield at this point in the freight transportation cycle.”

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Cautionary Note on Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include those preceded by, followed by or characterized by words such as “will,” “expect,” “intend,” “anticipate,” “believe,” “could,” “should,” “may,” “project,” “forecast,” “propose,” “plan,” “designed,” “estimate,” “enable,” and similar expressions which speak only as of the date the statement was made. Forward-looking statements are inherently uncertain, are based upon current beliefs, assumptions and expectations of Company management and current market conditions, and are subject to significant business, economic, competitive, regulatory and other risks, uncertainties and contingencies, known and unknown, many of which are beyond our control. Readers are cautioned not to place undue reliance on any forward-looking statements. Our future financial condition and results could differ materially from those predicted in such forward-looking statements because of a number of business, financial and liquidity, and common stock related factors, including (without limitation) the risk of labor disruptions or stoppages, if our relationship with our employees and unions were to deteriorate; general economic factors, including (without limitation) impacts of COVID-19 and customer demand in the retail and manufacturing sectors; the widespread outbreak of an illness or any other communicable disease, including the effects of pandemics comparable to COVID-19, or any other public health crisis, as well as regulatory measures implemented in response to such events; interruptions to our computer and information technology systems and sophisticated cyber-attacks; business risks and increasing costs associated with the transportation industry, including increasing equipment, operational and technology costs and disruption from natural disasters, and impediments to our operations and business resulting from anti-terrorism measures; our ability to attract and retain qualified drivers and increasing costs of driver compensation; competition and competitive pressure on pricing; changes in pension expense and funding obligations, subject to interest rate volatility; increasing costs relating to our self-insurance claims expenses; our ability to comply and the cost of compliance with, or liability resulting from violation of, federal, state, local and foreign laws and regulations, including (without limitation) labor laws and laws and regulations regarding the environment and climate change initiatives; the impact of claims and litigation expense to which we are or may become exposed; that we may not realize the expected benefits and costs savings from our performance and operational improvement initiatives; a significant privacy breach or IT system disruption; our dependence on key employees; our ability to finance the maintenance, acquisition and replacement of revenue equipment and other necessary capital expenditures; seasonality and the impact of weather; shortages of fuel and changes in the cost of fuel or the index upon which we base our fuel surcharge and the effectiveness of our fuel surcharge program in protecting us against fuel price volatility; risks of operating in foreign countries; our failure to comply with the covenants in the documents governing our existing and future indebtedness; our ability to generate sufficient liquidity to satisfy our indebtedness and cash interest payment obligations, lease obligations and pension funding obligations; fluctuations in the price of our common stock; dilution from future issuances of our common stock; we are not permitted to pay dividends on our common stock in the foreseeable future; that we have the ability to issue preferred stock that may adversely affect the rights of holders of our common stock; and other risks and contingencies, including (without limitation) the risk factors that are included in our reports filed with the SEC, including those described under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

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About Yellow Corporation

Yellow Corporation has one of the largest, most comprehensive logistics and less-than-truckload (LTL) networks in North America with local, regional, national, and international capabilities. Through its teams of experienced service professionals, Yellow Corporation offers industry-leading expertise in flexible supply chain solutions, ensuring customers can ship industrial, commercial, and retail goods with confidence. Yellow Corporation, headquartered in Overland Park, Kan., is the holding company for a portfolio of LTL brands including Holland, New Penn, Reddaway, and YRC Freight, as well as the logistics company HNRY Logistics.

Please visit our website at www.myyellow.com for more information.

Investor Contact: Tony Carreño

913-696-6108

investor@myyellow.com

Media Contact: Mike Kelley

913-696-6121

mike.kelley@myyellow.com

Heather Nauert

heather.nauert@myyellow.com